EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) is made and entered into as of July 23, 2013 (the “Effective Date”), by and between Robert L. Parkinson, Jr. (the “Executive”) and Baxter International Inc. (the “Company”);

WITNESSETH THAT:

WHEREAS, the parties entered into an Employment Agreement dated as of April 19, 2004, which was subsequently amended and restated effective December 12, 2008 (the “2008 Agreement”) pertaining to the employment of the Executive by the Company; and

WHEREAS, the parties desire to enter into this Amendment to amend the 2008 Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Executive and the Company hereby agree as follows:

1.	Section 4(d)(vii) is amended in its entirety to read as follows:

“(vii)	In no event, however, shall the Executive be entitled to receive any amounts, rights, or benefits under this paragraph 4(d) unless he executes a release of claims. Such release shall be furnished to the Executive for his review not later than seven business days following the Date of Termination, and shall be executed and returned to the Company in sufficient time so that any period during which the Executive may revoke such release shall expire not later than sixty (60) days after the Date of Termination. Any amounts under this paragraph 4(d) that, in the absence of the foregoing release requirement, would have been paid before the revocation period expires shall be paid to the Executive, without interest, as soon as practical after the revocation period expires; provided, however, that if the sixtieth (60th) day following the Date of Termination falls in the calendar year after the year that includes the Date of Termination, no such amount that constitutes a form of deferred compensation subject to Section 409A shall be paid earlier than the first day of the calendar year following the year that includes the Date of Termination.”

2.	Sections 4(d)(viii)(B) and (C) are deleted and replaced with the following new Section 4(d)(viii)(B):

“(B)	To the extent required by Section 409A, no Severance Payments shall be payable to Executive until the earlier of the first business day that is at least six months after the Date of Termination, or the date of Executive’s death, at which time all Severance Payments that would otherwise have been paid to him during such period shall be paid in a lump sum, without interest.”

The Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the date first stated above.

/s/ Robert L. Parkinson, Jr.
Robert L. Parkinson, Jr.

BAXTER INTERNATIONAL INC.

/s/ John D. Forsyth
John D. Forsyth, Director